EXHIBIT 99.1

PRESS RELEASE DATED JULY 23, 2025

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2025 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.24 FOR THE CURRENT QUARTER COMPARED TO $0.19 FOR THE TRAILING QUARTER, AND $0.14 FOR THE SECOND QUARTER OF 2024.
•NET INTEREST MARGIN INCREASED BY 19 BASIS POINTS TO 2.57% FOR THE CURRENT QUARTER COMPARED TO 2.38% FOR THE TRAILING QUARTER, AND BY 48 BASIS POINTS COMPARED TO 2.09% FOR THE SECOND QUARTER OF 2024, DRIVEN BY LOWER FUNDING COSTS AND HIGHER YIELDS ON INTEREST-EARNING ASSETS.
•COST OF DEPOSITS, EXCLUDING BROKERED DEPOSITS, AT JUNE 30, 2025 WAS 1.88% AS COMPARED TO 1.94% AT MARCH 31, 2025.
•ASSET QUALITY IMPROVED WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.36% AT JUNE 30, 2025 COMPARED TO 0.48% AT MARCH 31, 2025.
•THE COMPANY MAINTAINED STRONG LIQUIDITY WITH OVER $800 MILLION IN UNPLEDGED AVAILABLE-FOR-SALE SECURITIES AND LOANS READILY AVAILABLE-FOR-PLEDGE OF APPROXIMATELY $1 BILLION.
•A $10.0 MILLION REPURCHASE PLAN APPROVED ON APRIL 23, 2025 WAS COMPLETED DURING THE CURRENT QUARTER AS THE COMPANY REPURCHASED 862,469 SHARES.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE ON AUGUST 20, 2025, TO STOCKHOLDERS OF RECORD AS OF AUGUST 6, 2025.
WOODBRIDGE, N.J., JULY 23, 2025 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company”), the holding company for Northfield Bank, reported net income of $9.6 million, or $0.24 per diluted share, for the three months ended June 30, 2025, compared to $7.9 million, or $0.19 per diluted share, for the three months ended March 31, 2025, and $6.0 million, or $0.14 per diluted share, for the three months ended June 30, 2024. For the six months ended June 30, 2025, net income totaled $17.4 million, or $0.43 per diluted share, compared to $12.2 million, or $0.29 per diluted share, for the six months ended June 30, 2024. For the three and six months ended June 30, 2025, net income included $580,000 of additional tax expense related to options that expired in May 2025. For the three and six months ended June 30, 2024, net income included $795,000 of additional tax expense related to options that expired in June 2024, and $683,000 of severance expense. The increase in net income for the current quarter and the six months ended June 30, 2025, as compared to the comparable prior year periods was primarily due to an increase in net interest income, attributable to lower funding costs and higher yields on loans and securities, partially offset by an increase in the provision for credit losses on loans.

Commenting on the quarter, Steven M. Klein, the Company’s Chairman and Chief Executive Officer noted, “Our strong financial results reflect the continued execution of our strategic initiatives, focused on prudent and disciplined lending and deposit gathering, net interest margin expansion, and expense discipline.” Mr. Klein further noted, “I’m pleased to report that we continue to deploy our substantial capital base, including through stock repurchases of $15.0 million for the year and the declaration of a quarterly cash dividend of $0.13 per common share, payable August 20, 2025, to stockholders of record on August 6, 2025.”

Results of Operations
Comparison of Operating Results for the Six Months Ended June 30, 2025 and 2024

Net income was $17.4 million and $12.2 million for the six months ended June 30, 2025 and June 30, 2024, respectively. Significant variances from the comparable prior year period are as follows: a $9.6 million increase in net interest income, a $4.9 million increase in the provision for credit losses on loans, a $1.3 million increase in non-interest income, a $920,000 decrease in non-interest expense, and a $1.7 million increase in income tax expense.

Net interest income for the six months ended June 30, 2025, increased $9.6 million, or 17.0%, to $66.2 million, from $56.6 million for the six months ended June 30, 2024 due to a $6.0 million decrease in interest expense and a $3.6 million increase in interest income. The decrease in interest expense was primarily due to a decrease in the average balance of interest-bearing liabilities of $141.5 million, or 3.3%, as well as a decrease in the cost of interest-bearing liabilities, which decreased by 18 basis points to 2.74% for the six months ended June 30, 2025, from 2.92% for the six months ended June 30, 2024. The average balance of interest-bearing liabilities decreased primarily due to a $378.9 million, or 35.2%, decrease in the average balance of borrowed funds, partially offset by a $237.2 million, or 7.5%, increase in the average balance of interest-bearing deposits, primarily certificates of deposit. The decrease in the cost of interest-bearing liabilities was driven primarily by an eight basis point decrease in the cost of interest-bearing deposits to 2.47% from 2.55% and a four basis point decrease in the cost of borrowings to 3.83% from 3.87%. The increase in interest income was primarily due to a 25 basis point increase in the yield on interest-earning assets, due to higher yields on mortgage-backed securities and loans, partially offset by a $128.0 million, or 2.3%, decrease in the average balance of interest-earning assets. The decrease was primarily due to decreases in the average balance of loans of $175.5 million, the average balance of other securities of $275.8 million, and the average balance of interest-earning deposits in financial institutions of $128.1 million, partially offset by an increase in the average balance of mortgage-backed securities of $453.4 million. The changes reflect the purchase of higher-yielding mortgage-related securities with excess cash and proceeds from the maturities of other securities.

Net interest margin increased by 42 basis points to 2.48% for the six months ended June 30, 2025, from 2.06% for the six months ended June 30, 2024. The increase in net interest margin was primarily due to higher yields on loans and mortgage-backed securities, coupled with a decrease in the cost of interest-bearing liabilities. Net interest income for the six months ended June 30, 2025, included $609,000 of interest income related to the settlement of a non-accrual loan in May 2025. The Company accreted interest income related to purchased credit-deteriorated (“PCD”) loans of $469,000 for the six months ended June 30, 2025, as compared to $747,000 for the six months ended June 30, 2024. Net interest income for the six months ended June 30, 2025, also included loan prepayment income of $767,000 as compared to $561,000 for the six months ended June 30, 2024.

The provision for credit losses on loans increased by $4.9 million to $4.7 million for the six months ended June 30, 2025, compared to a benefit of $203,000 for the six months ended June 30, 2024, primarily due to an increase in general reserves related to a worsening macroeconomic forecast in the current quarter within our Current Expected Credit Loss (“CECL”) model, an increase in specific reserves of $1.2 million, changes in model assumptions including a reduction in prepayment speeds, and higher net charge-offs. Partially offsetting the increase in reserves was a decline in loan balances. Net charge-offs were $3.7 million for the six months ended June 30, 2025, primarily due to $3.2 million in net charge-offs on small business unsecured commercial and industrial loans, as compared to net charge-offs of $2.6 million for the six months ended June 30, 2024. Management continues to closely monitor the small business unsecured commercial and industrial loan portfolio, which totaled $24.0 million at June 30, 2025.

Non-interest income increased by $1.3 million, or 21.0%, to $7.5 million for the six months ended June 30, 2025, compared to $6.2 million for the six months ended June 30, 2024. The increase was primarily due to an increase in income on bank-owned life insurance of $1.4 million, primarily related to the exchange of certain policies in the fourth quarter of 2024 which have higher yields, partially offset by a $178,000 decrease in gains on trading securities. Gains on trading securities in the six months ended June 30, 2025, were $709,000, as compared to gains of $887,000 in the six months ended June 30, 2024. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan. The participants of this plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense decreased by $920,000, or 2.0%, to $44.4 million for the six months ended June 30, 2025, compared to $45.3 million for the six months ended June 30, 2024. The decrease was primarily due to a $650,000 decrease in employee compensation and benefits, primarily due to severance expense of $683,000 which was recorded during the six months ended June 30, 2024, and a $178,000 decrease in deferred compensation expense, which is described above, and had no effect on net income. Partially offsetting the decreases were higher salary expense related to annual merit increases and higher stock compensation expense as the prior year included a credit of $461,000 related to performance stock awards not expected to vest. Additionally, there was a $456,000 decrease in advertising expense attributable to a change in marketing strategy and the timing of specific deposit and lending campaigns, and a $311,000 decrease in other expense. Partially offsetting the decreases was a $485,000 increase in professional fees related to outsourced audit services and recruitment fees.

The Company recorded income tax expense of $7.2 million for the six months ended June 30, 2025, compared to $5.5 million for the six months ended June 30, 2024. The effective tax rate for the six months ended June 30, 2025, was 29.3% compared to 31.2% for the six months ended June 30, 2024. In May 2025, options granted in 2015 expired and resulted in additional tax expense of $580,000 for the six months ended June 30, 2025, as compared to options granted in 2014 that expired in June 2024 and resulted in additional tax expense of $795,000 for the six months ended June 30, 2024.

Comparison of Operating Results for the Three Months Ended June 30, 2025 and 2024

Net income was $9.6 million and $6.0 million for the quarters ended June 30, 2025 and June 30, 2024, respectively. Significant variances from the comparable prior year quarter are as follows: a $5.7 million increase in net interest income, a $2.7 increase in the provision for credit losses on loans, a $1.7 million increase in non-interest income, and a $1.1 million increase in income tax expense.

Net interest income for the quarter ended June 30, 2025, increased $5.7 million, or 19.9%, to $34.4 million, from $28.7 million for the quarter ended June 30, 2024, due to a $3.5 million decrease in interest expense and a $2.2 million increase in interest income. The decrease in interest expense was primarily due to a decrease in the average balance of interest-bearing liabilities of $177.0 million, or 4.1%, as well as a decrease in the cost of interest-bearing liabilities which decreased by 22 basis points to 2.73% for the three months ended June 30, 2025, from 2.95% for the three months ended June 30, 2024. The average balance of interest-bearing liabilities decreased primarily due to a $344.2 million, or 33.1% decrease in the average balance of borrowed funds, partially offset by a $167.0 million, or 5.2%, increase in the average of interest-bearing deposits. The decrease in the cost of interest-bearing liabilities was driven by an 18 basis point decrease in the cost of interest-bearing deposits to 2.42% from 2.60%, partially offset by a 10 basis point increase in the cost of borrowed funds to 3.98% from 3.88%. The increase in interest income was primarily due to a 28 basis point increase in the yield on interest-earning assets due to higher yields on mortgage-backed securities and loans, partially offset by a $151.7 million, or 2.8%, decrease in the average balance of interest-earning assets. The decrease was primarily due to decreases in the average balance of other securities of $277.3 million, the average balance of loans of $183.3 million and the average balance of interest-earning deposits in financial institutions of $112.0 million, partially offset by an increase in the average balance of mortgage-backed securities of $422.3 million. The changes reflect the purchase of higher-yielding mortgage-related securities with excess cash and proceeds from the maturities of other securities.

Net interest margin increased by 48 basis points to 2.57% for the quarter ended June 30, 2025, from 2.09% for the quarter ended June 30, 2024. The increase in net interest margin was primarily due to higher yields on loans and mortgage-backed securities, coupled with a decrease in the cost of interest-bearing liabilities. Net interest income for the quarter ended June 30, 2025, included $609,000 of interest income related to the settlement of a non-accrual loan in May 2025. The Company accreted interest income related to PCD loans of $247,000 for the quarter ended June 30, 2025, as compared to $321,000 for the quarter ended June 30, 2024. Net interest income for the quarter ended June 30, 2025, included loan prepayment income of $522,000, as compared to $210,000 for the quarter ended June 30, 2024.

The provision for credit losses on loans increased by $2.7 million to $2.1 million for the quarter ended June 30, 2025, from a benefit of $618,000 for the quarter ended June 30, 2024, primarily due to an increase in general reserves related to a worsening macroeconomic forecast in the current quarter within our CECL model, an increase in specific reserves of $1.2 million, and changes in model assumptions, including a reduction in prepayment speeds. Partially offsetting the increase in reserves was a decline in loan balances and lower net charge-offs. Net charge-offs were $887,000 for the quarter ended June 30, 2025, primarily due to $879,000 in net charge-offs on small business unsecured commercial and industrial loans, as compared to net charge-offs of $1.6 million for the quarter ended June 30, 2024.

Non-interest income increased by $1.7 million, or 58.3%, to $4.5 million for the quarter ended June 30, 2025, from $2.9 million for the quarter ended June 30, 2024. The increase was primarily due to increases of $820,000 in gains on trading securities and $760,000 in income on bank-owned life insurance, primarily related to the exchange of certain policies in the fourth quarter of 2024 which have higher yields. Gains on trading securities in the three months ended June 30, 2025, were $1.0 million as compared to gains of $188,000 in the quarter ended June 30, 2024.

Non-interest expense remained stable at $23.0 million for both quarters ended June 30, 2025 and June 30, 2024.

The Company recorded income tax expense of $4.3 million for the quarter ended June 30, 2025, compared to $3.2 million for the quarter ended June 30, 2024. The effective tax rate for the quarter ended June 30, 2025, was 31.0% compared to 35.0% for the quarter ended June 30, 2024. In May 2025, options granted in 2015 expired and resulted in additional tax expense of $580,000 for the quarter ended June 30, 2025, as compared to options granted in 2014 that expired in June 2024 and resulted in additional tax expense of $795,000 for the quarter ended June 30, 2024.

Comparison of Operating Results for the Three Months Ended June 30, 2025 and March 31, 2025

Net income was $9.6 million and $7.9 million for the quarters ended June 30, 2025, and March 31, 2025, respectively. Significant variances from the prior quarter are as follows: a $2.6 million increase in net interest income, a $496,000 decrease in the provision for credit losses on loans, a $1.5 million increase in non-interest income, a $1.5 million increase in non-interest expense, and a $1.4 million increase in income tax expense.

Net interest income for the quarter ended June 30, 2025, increased by $2.6 million, or 8.2%, to $34.4 million, from $31.8 million for the quarter ended March 31, 2025, due to a $2.3 million increase in interest income and a $272,000 decrease in interest expense. The increase in interest income was primarily due to a 17 basis point increase in the yield on interest-earning assets, partially offset by a $49.1 million decrease in the average balance of interest-earning assets, primarily due to decreases in the average balance of loans of $62.4 million, the average balance of other securities of $61.5 million, and the average balance of interest-earning deposits in financial institutions of $39.5 million, which were partially offset by an increase in the average balance of mortgage-backed securities of $114.1 million. The changes reflect the purchase of higher-yielding mortgage-related securities with excess cash and proceeds from the maturities of other securities. The decrease in interest expense was primarily due to a $66.1 million, or 1.6%, decrease in the average balance of interest-bearing liabilities largely attributable to a $67.8 million decrease in the average balance of interest-bearing deposits.

Net interest margin increased by 19 basis points to 2.57% for the quarter ended June 30, 2025, from 2.38% for the quarter ended March 31, 2025, primarily due to higher yields on loans and mortgage-backed securities. Net interest income for the quarter ended June 30, 2025, included $609,000 of interest income related to the settlement of a non-accrual loan in May 2025. Net interest income for the quarter ended June 30, 2025, included loan prepayment income of $522,000 as compared to $245,000 for the quarter ended March 31, 2025. The Company accreted interest income related to PCD loans of $247,000 for the quarter ended June 30, 2025, as compared to $223,000 for the quarter ended March 31, 2025.

The provision for credit losses on loans decreased by $496,000 to $2.1 million for the quarter ended June 30, 2025, from $2.6 million for the quarter ended March 31, 2025. The decrease in the provision for the current quarter was primarily due to lower net charge-offs and a decline in loan balances, partially offset by an increase in specific reserves of $569,000 and an increase in general reserves due to a worsening macroeconomic forecast in the current quarter within our CECL model. Net charge-offs were $887,000 for the quarter ended June 30, 2025, as compared to net charge-offs of $2.8 million for the quarter ended March 31, 2025.

Non-interest income increased by $1.5 million, or 49.8%, to $4.5 million for the quarter ended June 30, 2025, from $3.0 million for the quarter ended March 31, 2025. The increase was primarily due to a $1.3 million increase in gains on trading securities, net. For the quarter ended June 30, 2025, gains on trading securities, net, were $1.0 million, compared to losses of $299,000 for the quarter ended March 31, 2025.

Non-interest expense increased by $1.5 million, or 7.2%, to $23.0 million for the quarter ended June 30, 2025, from $21.4 million for the quarter ended March 31, 2025. The increase was primarily due to a $2.0 million increase in compensation and employee benefits, of which $1.3 million was attributable to an increase in deferred compensation expense and has no effect on net income due to offsetting gains on trading securities. The remaining increase in compensation and employee benefits was primarily due to higher salary expense related to an increase in headcount during the current quarter as well as recognizing a full quarter of merit-related increases as compared to one month in the prior quarter. Additionally, there was a $280,000 increase in data processing costs attributable to an increase in core system expenses. Partially offsetting the increases were decreases of $205,000 in occupancy expense, $169,000 in professional fees, $210,000 in other expense, and $156,000 in credit loss expense/(benefit) for off-balance sheet exposure. The decrease in credit loss expense/(benefit) for off-balance sheet exposure was due to a benefit of $53,000 recorded during the quarter ended June 30, 2025, as compared to a provision of $103,000 recorded during the quarter ended March 31, 2025.

The Company recorded income tax expense of $4.3 million for the quarter ended June 30, 2025, compared to $2.9 million for the quarter ended March 31, 2025. The effective tax rate for the quarter ended June 30, 2025 was 31.0%, compared to 27.0% for the quarter ended March 31, 2025. During the quarter ended June 30, 2025, options granted in 2015 expired and resulted in additional tax expense of $580,000, contributing to the higher effective tax rate for the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025.

Financial Condition

Total assets increased by $12.9 million, or 0.2%, to $5.68 billion at June 30, 2025, from $5.67 billion at December 31, 2024. The increase was primarily due to an increase in available-for-sale debt securities of $200.2 million, or 18.2%, partially offset by decreases in loans receivable of $106.5 million, or 2.6%, cash and cash equivalents of $70.2 million, or 41.8% and other assets of $9.6 million, or 20.4%.

Cash and cash equivalents decreased by $70.1 million, or 41.8%, to $97.6 million at June 30, 2025, from $167.7 million at December 31, 2024, as excess liquidity was deployed into purchasing higher-yielding mortgage-backed securities. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, decreased by $101.6 million, or 2.5%, to $3.92 billion at June 30, 2025 from $4.02 billion at December 31, 2024, primarily due to a decrease in multifamily real estate loans, partially offset by increases in one-to-four family residential mortgage and home equity and lines of credit loans. The decrease in loan balances reflects the Company's continued strategic focus on managing concentration risk within its commercial and multifamily real estate loan portfolios, while maintaining disciplined loan pricing. Multifamily loans decreased $114.4 million, or 4.4%, to $2.48 billion at June 30, 2025 from $2.60 billion at December 31, 2024, commercial and industrial loans decreased $4.9 million, or 3.0%, to $158.5 million at June 30, 2025 from $163.4 million at December 31, 2024, commercial real estate loans decreased $3.7 million, or 0.4%, to $886.1 million at June 30, 2025 from $889.8 million at December 31, 2024, and construction and land loans decreased $3.6 million, or 10.0%, to $32.3 million at June 30, 2025 from $35.9 million at December 31, 2024. Partially offsetting these decreases were increases in home equity and lines of credit of $12.8 million, or 7.3%, to $186.8 million at June 30, 2025 from $174.1 million at December 31, 2024, and one-to-four family residential loans of $12.5 million, or 8.3%, to $162.8 million at June 30, 2025 from $150.2 million at December 31, 2024.

As of June 30, 2025, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 416%. Management believes that Northfield Bank (the “Bank”) maintains appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which includes monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

Our real estate portfolio includes credit risk exposure to loans collateralized by office buildings and multifamily properties in New York subject to some form of rent regulation limiting rent increases for rent stabilized multifamily properties. At June 30, 2025, office-related loans represented $178.8 million, or 4.6% of our total loan portfolio, with an average balance of $1.8 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 58%. Approximately 39% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are: 49.9% in New York, 48.6% in New Jersey and 1.5% in Pennsylvania. At June 30, 2025, our largest office-related loan had a principal balance of $90.0 million (with a net active principal balance for the Bank of $29.3 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. At June 30, 2025, multifamily loans that have some form of rent stabilization or rent control totaled $434.1 million, or 11% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 50%. At June 30, 2025, our largest rent-regulated loan had a principal balance of $16.6 million, was secured by an apartment building located in Staten Island, New York, and was performing in accordance with its original contractual terms. Management continues to closely monitor its office and rent-regulated portfolios. For further details on our rent-regulated multifamily portfolio see “Asset Quality”.

PCD loans totaled $9.0 million and $9.2 million at June 30, 2025 and December 31, 2024, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $247,000 and $469,000 attributable to PCD loans for the three and six months ended June 30, 2025, respectively, compared to $321,000 and $747,000 for the three and six months ended June 30, 2024, respectively. PCD loans had an allowance for credit losses of approximately $2.7 million at June 30, 2025.
Loan balances are summarized as follows (dollars in thousands):

	June 30, 2025	March 31, 2025	December 31, 2024
Real estate loans:
Multifamily	$2,483,078	$2,567,913	$2,597,484
Commercial mortgage	886,135	882,600	889,801
One-to-four family residential mortgage	162,750	146,791	150,217
Home equity and lines of credit	186,848	181,354	174,062
Construction and land	32,300	40,284	35,897
Total real estate loans	3,751,111	3,818,942	3,847,461
Commercial and industrial loans	158,539	162,133	163,425
Other loans	2,008	1,411	2,165
Total commercial and industrial and other loans	160,547	163,544	165,590
Loans held-for-investment, net (excluding PCD)	3,911,658	3,982,486	4,013,051
PCD loans	8,955	9,043	9,173
Total loans held-for-investment, net	$3,920,613	$3,991,529	$4,022,224
Other assets decreased by $9.6 million, or 20.4%, to $37.4 million at June 30, 2025, from $46.9 million at December 31, 2024. The decrease was primarily attributable to a decrease in deferred tax assets primarily due to a decrease in unrealized losses on the securities available-for-sale portfolio.

The Company’s available-for-sale debt securities portfolio increased by $200.2 million, or 18.2%, to $1.30 billion at June 30, 2025, from $1.10 billion at December 31, 2024. The increase was primarily attributable to purchases of securities, partially offset by paydowns and maturities. At June 30, 2025, $1.27 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $29.7 million in corporate bonds, substantially all of which were investment grade, $684,000 in municipal bonds and $613,000 in U.S. Government agency securities at June 30, 2025. Unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $14.6 million and $276,000, respectively, at June 30, 2025, and $21.8 million and $400,000, respectively, at December 31, 2024.

Equity securities were $6.3 million at June 30, 2025 and $14.3 million at December 31, 2024. Equity securities are primarily comprised of an investment in a Small Business Administration (“SBA”) Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program. The decrease in equity securities was primarily due to a redemption, at par, of $5.0 million of our investment in the SBA Loan Fund during the quarter ended June 30, 2025.

Total liabilities increased $7.3 million, or 0.1%, to $4.97 billion at June 30, 2025, from $4.96 billion at December 31, 2024. The increase was primarily attributable to an increase in borrowings of $165.5 million, partially offset by a decrease in deposits of $152.3 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.

Deposits decreased $152.3 million, or 3.7%, to $3.99 billion at June 30, 2025 as compared to $4.14 billion at December 31, 2024. Brokered deposits decreased by $188.4 million, or 71.5%, as the Company placed less reliance on brokered deposits, which were used as a lower-cost alternative to borrowings in the quarter ended December 31, 2024. Deposits, excluding brokered deposits, increased $36.0 million, or 0.9%. The increase in deposits, excluding brokered deposits, was primarily attributable to increases of $73.7 million in transaction accounts and $9.6 million in time deposits, partially offset by decreases of $29.2 million in savings accounts, and $18.0 million in money market accounts. Growth in transaction accounts and time deposits was primarily due to new municipal relationships and new commercial customer relationships.

Estimated gross uninsured deposits at June 30, 2025 were $1.87 billion. This total includes fully collateralized uninsured governmental deposits and intercompany deposits of $940.6 million, leaving estimated uninsured deposits of approximately $929.2 million, or 23.1%, of total deposits. At December 31, 2024, estimated uninsured deposits, excluding fully collateralized uninsured governmental deposits and intercompany deposits, totaled $896.5 million, or 21.7% of total deposits.

Deposit account balances are summarized as follows (dollars in thousands):

	June 30, 2025	March 31, 2025	December 31, 2024
Transaction:
Non-interest bearing checking	$735,811	$722,994	$706,976
Negotiable orders of withdrawal and interest-bearing checking	1,331,060	1,367,219	1,286,154
Total transaction	2,066,871	2,090,213	1,993,130
Savings and money market:
Savings	874,927	899,674	904,163
Money market	254,154	271,566	272,145
Total savings	1,129,081	1,171,240	1,176,308
Certificates of deposit:
$250,000 and under	573,612	602,959	580,940
Over $250,000	141,623	144,255	124,681
Brokered deposits	75,000	123,289	263,418
Total certificates of deposit	790,235	870,503	969,039
Total deposits	$3,986,187	$4,131,956	$4,138,477

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	June 30, 2025	March 31, 2025	December 31, 2024

Business customers	$907,464	$891,545	$885,769
Municipal (governmental) customers	$892,652	$929,611	$859,319
Borrowed funds increased to $893.5 million at June 30, 2025, from $727.8 million at December 31, 2024. The increase in borrowings for the period was primarily due to a $55.0 million increase in borrowings under an overnight line of credit, and a $110.5 million increase in other borrowings. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

The following table sets forth borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at June 30, 2025 (dollars in thousands):

Year	Amount	Weighted Average Rate
2025	$295,684	4.44%
2026	148,000	4.36%
2027	173,000	3.19%
2028	154,288	3.96%
	$770,972	4.05%

Total stockholders’ equity increased by $5.6 million to $710.3 million at June 30, 2025, from $704.7 million at December 31, 2024. The increase was attributable to net income of $17.4 million for the six months ended June 30, 2025, an $11.9 million increase in accumulated other comprehensive income associated with an increase in the estimated fair value of our debt securities available-for-sale portfolio, and a $2.0 million increase in equity award activity, partially offset by $15.0 million in stock repurchases and $10.7 million in dividend payments. On February 26, 2025, the Board of Directors of the Company approved a $5.0 million stock repurchase program, and on April 23, 2025, the Board of Directors approved a $10.0 million stock repurchase program. During the six months ended June 30, 2025, the Company repurchased 1.3 million shares of its common stock outstanding at an average price of $11.52 for a total of $15.0 million pursuant to the approved stock repurchase plans. As of June 30, 2025, the Company has no outstanding repurchase program.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the Federal Home Loan Bank and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business. The Company's on-hand liquidity ratio as of June 30, 2025 was 18.3%.

The Company had the following primary sources of liquidity at June 30, 2025 (dollars in thousands):

Cash and cash equivalents(1)	$85,652
Corporate bonds(2)	$15,525
Multifamily loans(2)	$1,074,872
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$791,369

(1) Excludes $12.0 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. At June 30, 2025, the Company's and the Bank's estimated CBLR ratios were 12.09% and 12.56%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing assets, loans over 90 days delinquent on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2025, March 31, 2025 and December 31, 2024 (dollars in thousands):

	June 30, 2025	March 31, 2025	December 31, 2024
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$2,521	$2,565	$2,609
Commercial mortgage	4,555	4,565	4,578
Home equity and lines of credit	1,264	1,267	1,270
Commercial and industrial	4,517	4,972	5,807
Total non-accrual loans	12,857	13,369	14,264
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	—	—	164
Commercial mortgage	74	—	—
One-to-four family residential	871	878	882
Home equity and lines of credit	177	140	140
Commercial and industrial	121	—	—
Total loans held-for-investment delinquent 90 days or more and still accruing	1,243	1,018	1,186
Non-performing loans held-for-sale:
Commercial mortgage	—	4,397	4,397
Commercial and industrial	—	500	500
Total non-performing loans held-for-sale	—	4,897	4,897
Total non-performing loans	14,100	19,284	20,347
Total non-performing assets	$14,100	$19,284	$20,347
Non-performing loans to total loans	0.36%	0.48%	0.51%
Non-performing assets to total assets	0.25%	0.34%	0.36%
Accruing loans 30 to 89 days delinquent	$4,076	$6,845	$9,336
The decrease in non-performing loans held-for-sale from March 31, 2025, and December 31, 2024, was due to repayment of the loans in full from a settlement agreement in bankruptcy.
Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $4.1 million, $6.8 million and $9.3 million at June 30, 2025, March 31, 2025 and December 31, 2024, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2025, March 31, 2025 and December 31, 2024 (dollars in thousands):

	June 30, 2025	March 31, 2025	December 31, 2024
Held-for-investment
Real estate loans:
Multifamily	$1,230	$1,296	$2,831
Commercial mortgage	14	147	78
One-to-four family residential	741	2,584	2,407
Home equity and lines of credit	1,398	1,141	1,472
Commercial and industrial loans	693	1,674	2,545
Other loans	—	3	3
Total delinquent accruing loans held-for-investment	$4,076	$6,845	$9,336

PCD Loans (Held-for-Investment)

The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($9.0 million at June 30, 2025 and $9.2 million at December 31, 2024, respectively) as accruing, even though they may be contractually past due. At June 30, 2025, 2.3% of PCD loans were past due 30 to 89 days, and 25.5% were past due 90 days or more, as compared to 2.1% and 24.9%, respectively, at December 31, 2024.

Our multifamily loan portfolio at June 30, 2025 totaled $2.48 billion, or 63% of our total loan portfolio, of which $434.1 million, or 11%, of our total loan portfolio included loans collateralized by properties in New York with units subject to some percentage of rent regulation. The table below sets forth details about our multifamily loan portfolio in New York (dollars in thousands).

% Rent Regulated	Balance	% Portfolio Total NY Multifamily Portfolio	Average Balance	Largest Loan	LTV*	Debt Service Coverage Ratio (DSCR)*	30-89 Days Delinquent	Non-Accrual	Special Mention	Substandard
0	$294,926	40.5%	$1,229	$16,361	50.6%	1.50x	$155	$481	$—	$1,015
>0-10	4,673	0.6	1,558	2,097	50.6	1.33	—	—	—	—
>10-20	18,258	2.5	1,404	2,818	48.4	1.59	—	—	—	—
>20-30	19,159	2.6	2,129	5,417	48.1	1.55	—	—	—	—
>30-40	15,884	2.2	1,324	3,012	43.2	1.74	—	—	—	—
>40-50	21,438	2.9	1,261	2,701	46.7	1.68	—	—	—	—
>50-60	9,222	1.3	1,537	2,299	39.1	1.80	—	—	—	—
>60-70	21,815	3.0	2,727	11,102	53.2	1.50	—	—	—	—
>70-80	22,038	3.0	2,449	4,855	47.3	1.55	—	—	—	—
>80-90	19,547	2.7	1,150	3,113	45.9	1.66	—	—	1,118	—
>90-100	282,037	38.7	1,730	16,594	51.3	1.54	—	2,040	3,608	4,342
Total	$728,997	100.0%	$1,467	$16,594	50.2%	1.54x	$155	$2,521	$4,726	$5,357
The table below sets forth our New York rent-regulated loans by county (dollars in thousands).

County	Balance	LTV*	DSCR*
Bronx	$116,252	50.9%	1.51x
Kings	184,424	49.4%	1.58
Nassau	2,145	35.7%	2.13
New York	48,532	46.0%	1.62
Queens	37,359	44.1%	1.69
Richmond	32,031	59.8%	1.41
Westchester	13,327	58.4%	1.44
Total	$434,070	49.9%	1.56x

* Weighted Average
None of the loans that are rent-regulated in New York are interest only. During the remainder of 2025, 13 loans with an aggregate principal balance of $23.6 million will re-price.

About Northfield Bank

Northfield Bank, founded in 1887, operates 37 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition and demand for financial services in our market area, competition among depository and other financial institutions, including with respect to fees and interest rates, fluctuations in residential and commercial real estate values and market conditions, changes in liquidity, the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, changes in the quality and/or composition of our loan and securities portfolios, prepayment speeds, charge-offs and/or credit loss provisions, changes in the value of our goodwill or other intangible assets, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the failure to maintain current technologies and to successfully implement future information technology enhancements, cyber security and fraud risks against our information technology and those of our third-party providers, the ability of third-party providers to perform their obligations to us, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.68%	0.41%	0.56%	0.62%	0.42%
Return on equity (ratio of net income to average equity)	5.41	3.45	4.52	4.97	3.52
Average equity to average total assets	12.56	12.00	12.43	12.50	12.02
Interest rate spread	1.94	1.44	1.76	1.84	1.41
Net interest margin	2.57	2.09	2.38	2.48	2.06
Efficiency ratio (2)	59.02	72.89	61.57	60.22	72.16
Non-interest expense to average total assets	1.63	1.60	1.53	1.58	1.58
Non-interest expense to average total interest-earning assets	1.72	1.68	1.61	1.66	1.65
Average interest-earning assets to average interest-bearing liabilities	130.31	128.47	129.42	129.87	128.57
Asset Quality Ratios:
Non-performing assets to total assets	0.25	0.30	0.34	0.25	0.30
Non-performing loans (3) to total loans (4)	0.36	0.42	0.48	0.36	0.42
Allowance for credit losses to non-performing loans (5)	256.15	200.96	242.73	256.15	200.96
Allowance for credit losses to total loans held-for-investment, net (6)	0.92	0.85	0.87	0.92	0.85

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Excludes loans held-for-sale.
(6)Includes originated loans held-for-investment, PCD loans, and acquired loans.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	June 30, 2025	March 31, 2025	December 31, 2024
ASSETS:
Cash and due from banks	$11,985	$12,523	$13,043
Interest-bearing deposits in other financial institutions	85,652	89,139	154,701
Total cash and cash equivalents	97,637	101,662	167,744
Trading securities	14,052	13,003	13,884
Debt securities available-for-sale, at estimated fair value	1,300,975	1,246,473	1,100,817
Debt securities held-to-maturity, at amortized cost	8,454	8,883	9,303
Equity securities	6,278	10,855	14,261
Loans held-for-sale	—	4,897	4,897
Loans held-for-investment, net	3,920,613	3,991,529	4,022,224
Allowance for credit losses	(36,120)	(34,921)	(35,183)
Net loans held-for-investment	3,884,493	3,956,608	3,987,041
Accrued interest receivable	19,241	19,648	19,078
Bank-owned life insurance	179,134	177,398	175,759
Federal Home Loan Bank of New York stock, at cost	43,664	38,350	35,894
Operating lease right-of-use assets	26,157	27,345	27,771
Premises and equipment, net	20,842	21,431	21,985
Goodwill	41,012	41,012	41,012
Other assets	37,352	42,435	46,932
Total assets	$5,679,291	$5,710,000	$5,666,378

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,986,187	$4,131,956	$4,138,477
Federal Home Loan Bank advances and other borrowings	831,920	709,159	666,402
Subordinated debentures, net of issuance costs	61,554	61,498	61,442
Lease liabilities	30,286	31,630	32,209
Advance payments by borrowers for taxes and insurance	25,287	29,270	24,057
Accrued expenses and other liabilities	33,783	35,338	39,095
Total liabilities	4,969,017	4,998,851	4,961,682

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	710,274	711,149	704,696
Total liabilities and stockholders’ equity	$5,679,291	$5,710,000	$5,666,378

Total shares outstanding	41,819,988	42,676,274	42,903,598
Tangible book value per share (1)	$16.00	$15.70	$15.46

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $45, $57 and $69 at June 30, 2025, March 31, 2025 and December 31, 2024, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Interest income:
Loans	$46,661	$45,967	$45,283	$91,944	$92,014
Mortgage-backed securities	13,888	7,355	12,009	25,897	11,753
Other securities	442	3,506	797	1,239	7,347
Federal Home Loan Bank of New York dividends	728	935	862	1,590	1,905
Deposits in other financial institutions	706	2,457	1,141	1,847	5,849
Total interest income	62,425	60,220	60,092	122,517	118,868
Interest expense:
Deposits	20,285	20,664	21,191	41,476	39,937
Borrowings	6,916	10,041	6,291	13,207	20,704
Subordinated debt	828	828	819	1,647	1,656
Total interest expense	28,029	31,533	28,301	56,330	62,297
Net interest income	34,396	28,687	31,791	66,187	56,571
Provision/(benefit) for credit losses	2,086	(618)	2,582	4,668	(203)
Net interest income after provision/(benefit) for credit losses	32,310	29,305	29,209	61,519	56,774
Non-interest income:
Fees and service charges for customer services	1,685	1,570	1,620	3,305	3,185
Income on bank-owned life insurance	1,736	976	1,639	3,375	1,940
Gains on available-for-sale debt securities, net	—	1	—	—	1
Gains/(losses) on trading securities, net	1,008	188	(299)	709	887
Gain on sale of loans	—	51	—	—	51
Other	97	73	62	159	176
Total non-interest income	4,526	2,859	3,022	7,548	6,240
Non-interest expense:
Compensation and employee benefits	13,728	13,388	11,775	25,503	26,153
Occupancy	3,328	3,222	3,533	6,861	6,775
Furniture and equipment	411	477	414	825	961
Data processing	2,402	2,177	2,122	4,524	4,324
Professional fees	903	681	1,072	1,975	1,490
Advertising	294	482	250	544	1,000
Federal Deposit Insurance Corporation insurance	618	649	617	1,235	1,237
Credit (benefit) loss expense for off-balance sheet exposures	(53)	103	103	50	186
Other	1,339	1,814	1,549	2,888	3,199
Total non-interest expense	22,970	22,993	21,435	44,405	45,325
Income before income tax expense	13,866	9,171	10,796	24,662	17,689
Income tax expense	4,295	3,214	2,920	7,215	5,518
Net income	$9,571	$5,957	$7,876	$17,447	$12,171
Net income per common share:
Basic	$0.24	$0.14	$0.19	0.43	0.29
Diluted	$0.24	$0.14	$0.19	0.43	0.29
Basic average shares outstanding	40,183,613	41,999,541	40,864,529	40,522,193	42,181,306
Diluted average shares outstanding	40,204,833	42,002,650	40,922,829	40,561,953	42,203,715

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,944,822	$46,661	4.74%	$4,007,266	$45,283	4.58%	$4,128,105	$45,967	4.48%
Mortgage-backed securities (3)	1,246,843	13,888	4.47	1,132,715	12,009	4.30	824,498	7,355	3.59
Other securities (3)	56,559	442	3.13	118,082	797	2.74	333,855	3,506	4.22
Federal Home Loan Bank of New York stock	37,225	728	7.84	36,929	862	9.47	38,707	935	9.72
Interest-earning deposits in financial institutions	79,463	706	3.56	118,983	1,141	3.89	191,470	2,457	5.16
Total interest-earning assets	5,364,912	62,425	4.67	5,413,975	60,092	4.50	5,516,635	60,220	4.39
Non-interest-earning assets	280,107			277,586			265,702
Total assets	$5,645,019			$5,691,561			$5,782,337

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,491,340	$12,227	1.97%	$2,502,664	$12,148	1.97%	$2,490,372	$13,183	2.13%
Certificates of deposit	867,268	8,058	3.73	923,713	9,043	3.97	701,272	7,481	4.29
Total interest-bearing deposits	3,358,608	20,285	2.42	3,426,377	21,191	2.51	3,191,644	20,664	2.60
Borrowed funds	696,874	6,916	3.98	695,281	6,291	3.67	1,041,035	10,041	3.88
Subordinated debt	61,517	828	5.40	61,461	819	5.40	61,294	828	5.43
Total interest-bearing liabilities	4,116,999	28,029	2.73	4,183,119	28,301	2.74	4,293,973	31,533	2.95
Non-interest bearing deposits	723,693			706,217			691,384
Accrued expenses and other liabilities	95,047			94,819			103,082
Total liabilities	4,935,739			4,984,155			5,088,439
Stockholders' equity	709,280			707,406			693,898
Total liabilities and stockholders' equity	$5,645,019			$5,691,561			$5,782,337

Net interest income		$34,396			$31,791			$28,687
Net interest rate spread (4)			1.94%			1.76%			1.44%
Net interest-earning assets (5)	$1,247,913			$1,230,856			$1,222,662
Net interest margin (6)			2.57%			2.38%			2.09%
Average interest-earning assets to interest-bearing liabilities			130.31%			129.42%			128.47%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended
	June 30, 2025			June 30, 2024
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,975,872	$91,944	4.66%	$4,151,387	$92,014	4.46%
Mortgage-backed securities (3)	1,190,095	25,897	4.39	736,654	11,753	3.21
Other securities (3)	87,150	1,239	2.87	362,917	7,347	4.07
Federal Home Loan Bank of New York stock	37,078	1,590	8.65	39,153	1,905	9.78
Interest-earning deposits in financial institutions	99,114	1,847	3.76	227,177	5,849	5.18
Total interest-earning assets	5,389,309	122,517	4.58	5,517,288	118,868	4.33
Non-interest-earning assets	278,852			266,065
Total assets	$5,668,161			$5,783,353

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,496,970	$24,375	1.97%	$2,477,334	$25,514	2.07%
Certificates of deposit	895,335	17,101	3.85	677,800	14,423	4.28
Total interest-bearing deposits	3,392,305	41,476	2.47	3,155,134	39,937	2.55
Borrowed funds	696,082	13,207	3.83	1,074,957	20,704	3.87
Subordinated debt	61,489	1,647	5.40	61,266	1,656	5.44
Total interest-bearing liabilities	$4,149,876	56,330	2.74	$4,291,357	62,297	2.92
Non-interest bearing deposits	715,003			695,512
Accrued expenses and other liabilities	94,934			101,339
Total liabilities	4,959,813			5,088,208
Stockholders' equity	708,348			695,145
Total liabilities and stockholders' equity	$5,668,161			$5,783,353

Net interest income		$66,187			$56,571
Net interest rate spread (4)			1.84%			1.41%
Net interest-earning assets (5)	$1,239,433			$1,225,931
Net interest margin (6)			2.48%			2.06%
Average interest-earning assets to interest-bearing liabilities			129.87%			128.57%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.